UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 20, 2008

Harvest Natural Resources, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-10762	77-0196707
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1177 Enclave Parkway, Suite 300, Houston, Texas		77077
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	281-899-5720

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 20, 2008, the Board of Directors of Harvest Natural Resources, Inc. (the "Company") elected Igor Effimoff and Robert Irelan as directors to serve an initial term ending at the 2008 annual meeting of stockholders. At such time, the Board established a retainer of $10,000 each for Messrs. Effimoff and Irelan, representing a pro rata portion of the annual retainer paid to all members of the Board. In addition, each of Messrs. Effimoff and Irelan will be entitled to reimbursement for expenses, a board meeting fee of $1,500 for each board or committee meeting attended, and a fee of $1,500 per day for attending business meetings on behalf of the Company in his capacity as a director that requires out of town travel or a substantial commitment of time. These reimbursements and fees are equal to those currently paid to other non-employee members of the Board.

On February 20, 2008, the Board also approved stock awards for Messrs. Effimoff and Irelan under the Company's 2006 Long Term Incentive Plan as follows:

• a stock option award of 10,000 shares each, and

• a restricted stock award of 3,000 shares each.

The stock option award has an exercise price equal to the fair market value of the Company's stock on the date of grant, vests one-third on each anniversary date of the date of the grant over the next three years and expires seven years from the grant date. The restricted stock award is subject to vesting and transferability restrictions lapsing as to one-third of the shares on each anniversary date of the grant provided that the director is still serving on the Board.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Harvest Natural Resources, Inc.

February 26, 2008	By:	Keith L. Head

Name: Keith L. Head
Title: Vice President, General Counsel and Corporate Secretary